Exhibit 5.1

April 6, 2009

Time Warner Inc.
Home Box Office, Inc.

Ladies and Gentlemen:

We have acted as counsel for Time Warner Inc., a Delaware corporation (“Time Warner”), and Home Box Office Inc., a Delaware corporation and wholly owned subsidiary of Time Warner (“HBO”), in connection with the preparation and filing of the Registration Statement on Form S-3 (the “Registration Statement”) by Time Warner and HBO with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the guarantees by HBO (the “Guarantees”) of the full and punctual payment of all of the monetary obligations and the full and punctual performance within applicable grace periods of all other obligations (including obligations to the trustee) of Historic TW Inc., a Delaware corporation and wholly owned subsidiary of Time Warner (“Historic TW”), as (a) issuer under the indentures set forth in Part I of Annex A to this opinion, and (b) guarantor under the indentures set forth in Part II of Annex A to this opinion (together, the “Indentures”).  The Guarantees will be issued under the circumstances described in the Registration Statement pursuant to supplemental indentures (the “HBO Supplemental Indentures”) to be entered into among the issuer, the guarantors and trustee under each applicable Indenture, in each case substantially in the form filed as an exhibit to the Registration Statement.

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.  As to various questions of fact material to this opinion, we have relied upon representations of officers of Time Warner and/or HBO, and documents furnished to us by Time Warner and/or HBO without independent verification of their accuracy.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) have become effective and comply with all applicable laws at the time the Guarantees are offered or issued as contemplated by the Registration Statement; (ii) the Guarantees will be issued in compliance with all applicable federal and state securities laws and in the manner stated in the Registration Statement; and (iii) neither the issuance and delivery of the Guarantees, nor the compliance by HBO with the terms of the Guarantees will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon HBO or any restriction imposed by any court or governmental body having jurisdiction over HBO, we are of opinion that the Guarantees, upon the HBO Supplemental Indentures being duly authorized, executed, authenticated or countersigned and delivered in accordance with the provisions of the Indentures, will be validly issued and will constitute valid and binding obligations of HBO, enforceable against HBO in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Time Warner Inc.
One Time Warner Center
New York, NY 10019-8016

Home Box Office, Inc.
1100 Avenue of the Americas
New York, NY 10036-6712

ANNEX A

Part I

1.
Indenture dated as of June 1, 1998, as amended and supplemented as of the date hereof, among Historic TW as issuer, Time Warner, AOL LLC (“AOL”), Historic TW (in its capacity as successor to Time Warner Companies, Inc. (“TWCI”)) and Turner Broadcasting System, Inc. (“TBS”) as guarantors, and The Bank of New York Mellon, as Trustee;

2.
Indenture dated as of January 15, 1993, as amended and supplemented as of the date hereof, among Historic TW (in its capacity as successor to Time Warner Companies, Inc. (“TWCI”)) as issuer, Time Warner, AOL, Historic TW (in its own capacity and not as successor to TWCI) and TBS as guarantors, and The Bank of New York Mellon, as Trustee; and

3.
Indenture dated as of October 15, 1992, as amended and supplemented as of the date hereof, among Historic TW (in its capacity as successor to TWCI) as issuer, Time Warner, AOL LLC, Historic TW (in its own capacity and not as successor to TWCI) and TBS as guarantors, and The Bank of New York Mellon, as Trustee.

Part II

1.
Indenture dated as of April 19, 2001, as amended and supplemented as of the date hereof, among Time Warner as issuer, AOL, Historic TW (including in its capacity as successor to TWCI) and TBS as guarantors, and The Bank of New York Mellon, as Trustee; and

2.
Indenture dated as of May 15, 1993, as amended and supplemented as of the date hereof, among TBS as issuer, Time Warner, AOL and Historic TW (including in its capacity as successor to TWCI) as guarantors, and The Bank of New York Mellon, as Trustee.